EXHIBIT 5

Law Offices of Joseph L. Pittera
2214 Torrance Boulevard
Suite 101
Torrance, California 90501
Telephone (310) 328-3588
Facsimile (310) 328-3063
E-mail: evlam2000@aol.com

October 22, 2008

Kiril A. Pandelisev
Chief Executive Officer
CRC Crystal Research Corporation
4952 East Encanto Street
Mesa, Arizona 85205

Re:	Opinion of Counsel for Registration Statement on Form S-1 Under the Securities Act of 1933 (the“Registration Statement”) of CRC Crystal Research Corporation, a Nevada corporation.

Dear Mr. Pandelisev:

The Law Offices of Joseph L. Pittera , (the “Firm”) has acted as special counsel for CRC Crystal Research Corporation, a Nevada corporation (the “Company”) for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 2,494,605 shares (the “Shares”) of the common stock at the price of $.001 per share, of the Company.

In our capacity as special counsel to the Company, we have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

1.	Certificate of Incorporation of the Company, as amended to date;
2.	Bylaws of the Company, as amended to date;
3.	The records of corporate proceedings relating to the issuance of the Shares;
4.	Such other instruments and documents, if any, as we believe to be necessary for the purpose of rendering the following opinion.

In such examinations, we have assumed the authenticity and completeness of all documents, certificates and records submitted to us as originals, the conformity to the original instruments of all documents, certificates and records submitted to us as copies, and the authenticity and completeness of the originals of such instruments.  As to certain matters of fact relating to this opinion, we have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as we have believed necessary and relevant.

Joseph L. Pittera, the principal of the firm is a licensed attorney in the State of California.  We do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Nevada, all applicable provisions of the State of Nevada Constitution and all reported judicial decisions interpreting those laws as well as U.S. federal securities law.  No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign Jurisdiction.  This opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof.  Based on the following I am of the following opinion:

1.
CRC Crystal Research Corporation (the "Company" or the "Registrant") was incorporated in the State of Nevada on June 9, 2006. The Company is the successor in interest to CRC Crystal Research Corporation (“Arizona CRC”), which was incorporated in the State of Arizona on March 22, 1993.

2.
On June 10, 2006, the board of directors of the Company and Arizona CRC approved their merger for the purpose of reincorporating Arizona CRC in the State of Nevada.  The reincorporation was completed by the filing of Articles of Merger with the Secretary of State of Nevada on September 20, 2006 and with the Secretary of State of Arizona on September 21, 2006.

3.
The Company is a fully and duly incorporated Nevada corporate entity.  The Company has two classes of stock, a class of common stock, and a class of preferred stock.  Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company’s common shares of stock.  The Common Stock previously issued by the Company and which is the subject of the Issuer’s registration statement is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was legally issued,  fully paid for and non-assessable.  The common stock to be registered under this Form S-1 Registration Statement is likewise legally issued, fully paid for and non-assessable under the laws of the State of Nevada.

4.
To our knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement.  We know of no disputes involving the Company and the Company has no claim, actions or inquiries from any federal, state or other government agency, other than as set forth in the registration statement.  We know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

5.	The Company’s outstanding shares are all common shares. There is no liquidation preference right held by the present Shareholders upon voluntary or involuntary liquidation of the Company.

Based upon the foregoing, we are of the opinion that the shares being registered by the Company on behalf of its Shareholders pursuant to this Registration Statement have been duly authorized, validly issued, fully paid for and non-assessable as contemplated by the registration statement.

The Firm does hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement.  In giving this consent, I do not hereby admit that I was acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Joseph L. Pittera, Esq.
Law Offices of Joseph L. Pittera
By: Joseph L. Pittera